Exhibit 23.2

CONSENT OF MIOCENE, INC.

To:	U.S. Securities and Exchange Commission (“SEC”)
Board of Directors of 5E Advanced Materials, Inc.

Re:	Annual Report on Form 10-K of 5E Advanced Materials, Inc. (the “Company”) dated September 29, 2025 (the “Form 10-K”)

Miocene, Inc. (“Miocene”), in connection with the Form 10-K consents to:

(i)
The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Preliminary Feasibility Study on 5E Advanced Materials Fort Cady Project” with a report date of August 7, 2025, and effective date of August 4, 2025 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed (or incorporated by reference) as Exhibit 96.1 to the Company’s 2025 Annual Report on Form 10-K, dated September 29, 2025;
(ii)
The use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and any such Technical Report Summary; and
(iii)
The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form 10-K, to the extent it was prepared by us, that we supervised its preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference to the Form 10-K.

Miocene is responsible for, and this consent pertains to Sections 12, 13 and 18 (specifically Sections 18.1.5 through 18.1.8) of the Technical Report Summary.

Neither the whole nor any part of the Technical Report Summary nor any reference thereto may be included in any other filings with the SEC without the prior written consent of Miocene as to the form and context in which it appears.

Dated: September 29, 2025

By:	/s/ Alan E. White
Name:	Alan E. White, P.E.
Title:	Principal Engineer and Chief Financial Officer, Miocene, Inc.